EXHIBIT 99.1
FOR IMMEDIATE RELEASE:

Frederick’s of Hollywood Group Announces Additional Management Changes

New York, New York (April 27, 2009)—Frederick’s of Hollywood Group Inc. (NYSE–Amex: FOH) (“Company”) today announced that, effective May 23, 2009, it will terminate the consulting agreement with Performance Enhancement Partners, LLC, which provides the services of Peter Cole to serve as the Company’s Executive Chairman.  Mr. Cole will continue to serve as a member of the Company’s Board of Directors.  Thomas Lynch, the Company’s Chief Executive Officer and a director, has been appointed to replace Mr. Cole as Chairman of the Board.  Mr. Lynch, together with Linda LoRe, the Company’s President, will lead the Company forward as it continues to streamline its consolidation efforts and provide for the coordinated operation of its retail and wholesale operations.

Thomas Lynch stated, “On behalf of the Company, I would like to thank Peter Cole for his dedication and service as our Executive Chairman and lead director over the past two years.  Mr. Cole’s business and financial experience is an asset to the Company and we appreciate his continued service as a board member.”

Forward Looking Statement
Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties.  These statements are based on management’s current expectations or beliefs.  Actual results may vary materially from those expressed or implied by the statements herein.  Among the factors that could cause actual results to differ materially are the following: competition; business conditions and industry growth; rapidly changing consumer preferences and trends; general economic conditions; large variations in sales volume with significant customers; addition or loss of significant customers; continued compliance with government regulations; loss of key personnel; labor practices; product development; management of growth, increases in costs of operations or inability to meet efficiency or cost reduction objectives; timing of orders and deliveries of products; foreign government regulations and risks of doing business abroad; and the other risks that are described from time to time in Frederick’s of Hollywood Group Inc.’s SEC reports.  Frederick’s of Hollywood Group Inc. is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

About Frederick’s of Hollywood Group Inc.
Frederick’s of Hollywood Group Inc. conducts its business through two operating divisions:  the multi-channel retail division and the wholesale division.

About the Retail Division
Through our multi-channel retail division, we primarily sell women’s intimate apparel and related products under our proprietary Frederick’s of Hollywood® brand through approximately 130 specialty retail stores nationwide, our world-famous catalog and an online shop at www.fredericks.com.  By keeping an eye toward modern Hollywood as well as its own legendary history, Frederick’s of Hollywood creates innovative, alluring lingerie that is coveted by its customers.  With its exclusive product offerings including Seduction by Frederick’s of Hollywood and the Hollywood Extreme Cleavage® bra, Frederick’s of Hollywood is the Original Sex Symbol®.

About the Wholesale Division
Through our wholesale division, we design, manufacture, source, distribute and sell women’s intimate apparel, including sleepwear, robes, leisurewear and daywear, to mass merchandisers, specialty and department stores, discount retailers, national and regional chains and direct mail catalog marketers throughout the United States and Canada.  Current collections include the Cinema Etoile® premium line of intimate apparel and our wholesale line of apparel sold as private label programs.

CONTACT:
Frederick’s of Hollywood Group Inc.
Thomas Rende, CFO
(212) 798-4700

Our press releases and financial reports can be accessed on our corporate website at www.fohgroup.com.